Exhibit (d)(40)

THE RBB FUND, INC.

SUB-ADVISORY AGREEMENT

S1 FUND

Sub-Advisory Agreement (this “Agreement”) entered into as of the          day of             , 2010, by and between Simple Alternatives, LLC, a Delaware limited liability company (the “Adviser”), and Sandler Capital Management, a New York general partnership (the “Sub-Adviser”).

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated             , 2010 (the “Advisory Agreement”) (a copy of which has been provided to the Sub-Adviser) with The RBB Fund, Inc. (the “Fund”), relating to the provision of investment advisory services to the S1 Fund (the “Portfolio”);

WHEREAS, the Advisory Agreement provides that the Adviser may delegate any or all of its investment advisory responsibilities under the Advisory Agreement to one or more sub-advisers;

WHEREAS, pursuant to the authority granted to the Adviser in the Advisory Agreement and with the consent of the Board of Directors of the Fund, the Adviser and the Fund desire to retain the Sub-Adviser to render portfolio management services to the Portfolio in the manner and on the terms set forth in this Agreement, and the Sub-Adviser is willing to provide such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.	Sub-Advisory Services.

(a)

The Adviser hereby appoints the Sub-Adviser to act as a sub-adviser to the Portfolio for the periods and on the terms herein set forth. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

(b)

The Sub-Adviser will, subject to the supervision and oversight of the Adviser, manage the investment and reinvestment of such portion of the assets of the Portfolio, as the Adviser may from time to time allocate to the Sub-Adviser for management (the “Sub-Advised Assets”). The Sub-Adviser will manage the Sub-Advised Assets in conformity with (i) the investment objective, policies and restrictions of the Portfolio set forth in the Portfolio’s prospectus and statement of additional information, each as it may be amended from time to time and provided to the Sub-Adviser by the Adviser, (ii) any additional policies or guidelines, including without limitation compliance policies and procedures, established by the Adviser, the Fund’s Chief Compliance Officer, or by the Fund’s Board of Directors (“Board”) that have been furnished in writing to the Sub-Adviser, (iii) the asset diversification tests applicable to regulated investment companies pursuant to section 851(b)(3) of the Internal Revenue Code; (iv) the written instructions and directions received from the Adviser or the Fund as delivered; and (v) the requirements of the Investment Company Act of 1940 (the “1940 Act”), the Investment Advisers Act of 1940 (“Advisers Act”), and all other applicable federal and state laws governing the performance of the Sub-Adviser’s duties under this Agreement, all as may be in effect from time to time. The foregoing are referred to below together as the “Policies.”

For purposes of compliance with the Policies, the Sub-Adviser will be entitled to treat the Sub-Advised Assets as though the Sub-Advised Assets constituted the entire Portfolio, and the Sub-Adviser will not be responsible in any way for the compliance of any assets of the Portfolio, other than the Sub-Advised Assets, with the Policies. Subject to the foregoing, the Sub-Adviser is authorized, in its discretion and without prior consultation with the Adviser, to buy, sell, lend and otherwise trade in any stocks, bonds and other securities and investment instruments on behalf of the Portfolio, without regard to the length of time the securities have been held and the resulting rate of portfolio turnover or any tax considerations; and the majority or the whole of the Sub-Advised Assets may be invested in such proportions of stocks, bonds, other securities or investment instruments, or cash, as the Sub-Adviser will determine. Notwithstanding the foregoing provisions of this Section 1(b), however, (i) the Sub-Adviser shall, upon and in accordance with written instructions from the Adviser, effect such portfolio transactions for the Sub-Advised Assets as the Adviser shall determine are necessary in order for the Portfolio to comply with the Policies, and (ii) upon notice to the Sub-Adviser, the Adviser may effect in-kind redemptions with shareholders of the Portfolio with securities included within the Sub-Advised Assets or effect such portfolio transactions for the Sub-Advised Assets as the Adviser shall determine are necessary in order for the Portfolio to comply with the Policies.

(c)

Absent instructors from the Adviser or the officers of the Fund to the contrary, the Sub-Adviser will place orders pursuant to its determinations either directly with the issuer or with any broker and/or dealer or other person who deals in the securities in which the Portfolio is trading. In executing portfolio transactions and selecting brokers, dealers or other persons, the Sub-Adviser will use its best judgment to obtain the best overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser will consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available and in selecting the broker or dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Portfolio and/or other accounts over which the Sub-Adviser and/or an affiliate of the Sub-Adviser exercises investment discretion. Brokers or dealers selected by the Sub-Adviser for the purchase and sale of securities or other investment instruments for the Sub-Advised Assets may include brokers or dealers affiliated with the Sub-Adviser, provided such orders comply with Rules 17e-1 and 10f-3 under the 1940 Act and the Fund’s Rule 17e-1 and Rule 10f-3 Procedures, respectively, in all respects or any other applicable exemptive rules or orders applicable to the Sub-Adviser. Notwithstanding the foregoing, the Sub-Adviser will not effect any transaction with a broker or dealer that is an “affiliated person” (as defined under the 1940 Act) of the Sub-Adviser or the Adviser without the prior approval of the Adviser. The Adviser will provide the Sub-Adviser with a list of brokers or dealers that are affiliated persons of the Adviser.

(d)

The Sub-Adviser acknowledges that the Adviser and the Fund may rely on Rules 17a-7, 17a-10, 10f-3 and 17e-1 under the 1940 Act, and the Sub-Adviser hereby agrees that it will not consult with any other investment adviser to the Fund with respect to transactions in securities for the Sub-Advised Assets or any other transactions in the Fund’s assets, other than for the purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act.

(e)

The Sub-Adviser has provided the Adviser with a true and complete copy of its compliance policies and procedures under Rule 206(4)-7 of the Advisers Act (the “Sub-Adviser Compliance Policies”). As required by Rule 206(4)-7 of the Advisers Act, the Sub-adviser has adopted written policies and procedures reasonably designed to prevent violation by it, or any of its supervised persons, of the Advisers Act and the rules under the Advisers Act and all other laws and regulations relevant to the performance of its duties under this Agreement. The Sub-Adviser’s chief compliance officer (“Sub-Adviser CCO”) will provide to the Fund’s Chief Compliance Officer (“Fund CCO”) or his or her delegatee promptly (and in no event in more than 10 business days) the following:

(i)	notice of any material changes to the Sub-Adviser Compliance Policies;

(ii)	a report of any “material compliance matters,” as defined by Rule 38a-1 under the 1940 Act, that have occurred in connection with the Sub-Adviser Compliance Policies; and

(iii)	an annual certification regarding the Sub-Adviser’s compliance with Rule 206(4)-7 under the Advisers Act.

(f)

The Sub-Adviser may, on occasions when it deems the purchase or sale of a security to be in the best interests of the Portfolio as well as other fiduciary or agency accounts managed by the Sub-Adviser, aggregate, to the extent permitted by applicable laws and regulations, the securities to be sold or purchased in order to obtain the best overall terms available and execution with respect to common and preferred stocks and the best net price and execution with respect to other securities. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be most fair and equitable over time to the Portfolio and to its other accounts.

(g)

The Sub-Adviser, in connection with its rights and duties with respect to the Portfolio and the Fund will use the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

(h)

The services of the Sub-Adviser hereunder are not deemed exclusive and the Sub-Adviser will be free to render similar services to others (including other investment companies) so long as its services under this Agreement are not impaired thereby. The Sub-Adviser will waive enforcement of any non-compete agreement or other agreement or arrangement to which it is currently a party that restricts, limits, or otherwise interferes with the ability of the Adviser to employ or engage any person or entity to provide investment advisory or other services and will transmit to any person or entity notice of such waiver as may be required to give effect to this provision; and the Sub-Adviser will not become a party to any non-compete agreement or any other agreement, arrangement, or understanding that would restrict, limit, or otherwise interfere with the ability of the Adviser and the Fund or any of their affiliates to employ or engage any person or organization, now or in the future, to manage the Portfolio or any other assets managed by the Adviser.

(i)

The Sub-Adviser will furnish the Adviser and the administrator of the Fund (the “Administrator”) daily reports concerning portfolio transactions and holdings of the Sub-Advised Assets as the Adviser may reasonably determine in such form as may be mutually agreed upon, and agrees to review the Sub-Advised Assets with the Adviser and discuss the management of the Sub-Advised Assets. The Sub-Adviser will promptly respond to requests by the Adviser, the Administrator, and the Fund CCO or their delegates for copies of the pertinent books and records maintained by the Sub-Adviser relating directly to the Portfolio. The Sub-Adviser will also provide the Adviser with such other information and reports, including information and reports related to compliance matters, as may reasonably be requested by it from time to time, including without limitation all material reasonably requested by or required to be delivered to the Board.

(j)

Unless otherwise instructed by the Adviser, the Sub-Adviser will have the power, discretion and responsibility to vote any proxies in connection with securities in which the Sub-Advised Assets may be invested. The Sub-Adviser shall be permitted to engage a third party service provider to exercise such proxy voting power and to retain any required records relating to the same.

(k)

The Sub-Adviser will cooperate promptly and fully with the Adviser and/or the Fund in responding to any regulatory or compliance examinations or inspections (including any information requests) relating to the Fund, the Portfolio or the Adviser brought by any governmental or regulatory authorities. The Sub-Adviser will provide to the Fund CCO or his or her delegate notice of any deficiencies that are identified by the United States Securities and Exchange Commission (“SEC”) in written correspondence to the Sub-Adviser and that relate to the services provided by the Sub-Adviser to the Portfolio pursuant to this Agreement. The Sub-Adviser will provide such notification within a reasonable period after receiving the correspondence. The Sub-Adviser shall provide additional information with respect to such deficiencies as is reasonably requested by the Fund CCO or his or her delegatee.

(l)

The Sub-Adviser will be responsible for the preparation and filing of Schedule 13G and Form 13F on behalf of the Sub-Advised Assets. The Sub-Adviser will not be responsible for the preparation or filing of any other reports required on behalf of the Sub-Advised Assets, except as may be expressly agreed to in writing.

(m)

The Sub-Adviser will maintain all books and records with respect to the Sub-Advised Assets as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and the rules thereunder. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act that are prepared or maintained by the Sub-Adviser on behalf of the Fund are the property of the Fund and will be surrendered promptly to the Fund upon request. The Sub-Adviser further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act.

(n)	The Sub-Adviser will promptly notify the Adviser of any financial condition that is likely to impair the Sub-Adviser’s ability to fulfill its commitments under this Agreement.

2.	Representations and Warranties of the Parties

(a)	The Sub-Adviser represents and warrants to the Adviser as follows:

(i)	The Sub-Adviser is a registered investment adviser under the Advisers Act;

(ii)

The Form ADV that the Sub-Adviser has previously provided to the Adviser is a true and complete copy of the form as currently filed with the SEC, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. The Sub-Adviser will promptly provide the Adviser and the Fund with a complete copy of all subsequent amendments to its Form ADV;

(iii)

The Sub-Adviser will carry at all times professional errors and omissions liability insurance covering services provided hereunder by the Sub-Adviser in an appropriate amount, which insurance will be primary to any insurance policy carried by the Adviser;

(iv)

Upon request, the Sub-Adviser will furnish the Adviser with certificates of insurance in forms and substance reasonably acceptable to the Adviser evidencing the coverages specified in paragraph 2(b)(iii) hereof and will provide notice of termination of such coverages, if any, to the Adviser and the Fund, all as promptly as reasonably possible. The Sub-Adviser will notify the Adviser promptly, and in any event within 10 business days, when the Sub-Adviser receives notice of any termination of the specified coverage; and

(v)	This Agreement has been duly authorized and executed by the Sub-Adviser.

(b)	The Adviser represents and warrants to the Sub-Adviser as follows:

(i)	The Adviser is a registered investment adviser under the Advisers Act;

(ii)

The Form ADV that the Adviser has previously provided to the Sub-Adviser is a true and complete copy of the form as currently filed with the SEC, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. The Adviser will promptly provide the Sub-Adviser and the Fund with a complete copy of all subsequent amendments to its Form ADV;

(iii)

The Adviser will carry at all times professional errors and omissions liability insurance covering services provided hereunder by the Adviser in an appropriate amount, which insurance will be primary to any insurance policy carried by the Sub-Adviser;

(iv)

Upon request, the Adviser will furnish the Sub-Adviser with certificates of insurance in forms and substance reasonably acceptable to the Sub-Adviser evidencing the coverages specified in paragraph 2(a)(iii) hereof and will provide notice of termination of such coverages, if any, to the Sub-Adviser, all as promptly as reasonably possible. The Adviser will notify the Sub-Adviser promptly, and in any event within 10 business days, when the Adviser receives notice of any termination of the specified coverage; and

(v)	Each of the Adviser and the Fund has duly authorized and the Adviser has executed this Agreement by the Adviser.

3.	Obligations of the Adviser.

(a)

The Adviser will provide (or cause the Portfolio’s Custodian (as defined in Section 3 hereof) to provide) timely information to the Sub-Adviser regarding such matters as the composition of the Sub-Advised Assets, cash requirements and cash available for investment in the Sub-Advised Assets, and all other information as may be reasonably necessary for the Sub-Adviser to perform its responsibilities hereunder.

(b)

The Adviser has furnished the Sub-Adviser with a copy of the prospectus and statement of additional information of the Portfolio and the Adviser agrees during the continuance of this Agreement to furnish the Sub-Adviser copies of any revisions or supplements thereto at, or, if practicable, before the time the revisions or supplements become effective and will provide any instructions, investment policies, or other restrictions adopted by the Fund or Adviser supplemental thereto The Adviser agrees to furnish the Sub-Adviser with copies of any financial statements or reports made by the Portfolio to its shareholders, and any further materials or information that the Sub-Adviser may reasonably request to enable it to perform its functions under this Agreement.

4. Custodian. The Adviser will provide the Sub-Adviser with a copy of the Portfolio’s agreement with any custodian designated to hold the assets of the Portfolio (the “Custodian”) and any material modifications thereto (the “Custody Agreement”) that may affect the Sub-Adviser’s duties, copies of such modifications to be provided to the

Sub-Adviser reasonably in advance of the effectiveness of such modifications. The Sub-Advised Assets will be maintained in the custody of the Custodian identified in, and in accordance with the terms and conditions of, the Custody Agreement (or any sub-custodian properly appointed as provided in the Custody Agreement). The Sub-Adviser will have no liability for the acts or omissions of the Custodian, unless such act or omission is taken solely in reliance upon instruction given to the Custodian by a representative of the Sub-Adviser properly authorized to give such instruction under the Custody Agreement. Any assets added to the Portfolio will be delivered directly to the Custodian.

5. Use of Name. During the term of this Agreement, the Adviser will have permission to use the Sub-Adviser’s name in the marketing of the Portfolio, and agrees to furnish the Sub-Adviser, for its prior approval (which approval will not be unreasonably withheld) at its principal office all prospectuses, proxy statements and reports to shareholders prepared for distribution to shareholders of the Portfolio or the public that refer to the Sub-Adviser in any way. If the Adviser does not receive a response from the Sub-Adviser with respect to such materials within five business days of confirmed receipt by Sub-Adviser of such materials for approval, such materials will be deemed accepted by the Sub-Adviser. The Sub-Adviser agrees that Adviser may request that the Sub-Adviser approve use of a certain type, and that Adviser need not provide for approval each additional piece of marketing material that is of substantially the same type.

During the term of this Agreement, the Sub-Adviser will not use (a) the Adviser’s name without the prior consent of the Adviser and (b) the Fund’s name without the prior consent of the Fund.

6. Expenses. During the Term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with the performance of its duties under paragraph 1 hereof other than the cost (including taxes, brokerage commissions and other transaction costs, if any) of the securities or other investment instruments purchased or sold for the Portfolio.

7. Compensation of the Sub-Adviser. As full compensation for all services rendered, facilities furnished and expenses borne by the Sub-Adviser hereunder, the Sub-Adviser will be paid the fees in the amounts and in the manner set forth in Appendix A hereto.

8. Independent Contractor Status. The Sub-Adviser will for all purposes hereof be deemed to be an independent contractor and will, unless otherwise provided or authorized, have no authority to act for or represent the Fund or the Adviser in any way or otherwise be deemed an agent of the Portfolio or the Adviser.

9.	Liability and Indemnification.

(a)

Liability. The duties of the Sub-Adviser will be confined to those expressly set forth herein with respect to the Sub-Advised Assets. The Sub-Adviser will not be liable for any loss arising out of any portfolio investment or disposition hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. Under no circumstances will the Sub-Adviser be liable for any loss arising out of any act or omission taken by another sub-adviser, or any other third party, in respect of any portion of the Portfolio or Fund’s assets not managed by the Sub-Adviser pursuant to this Agreement.

(b)	Indemnification.

(i)

The Sub-Adviser will indemnify the Adviser, the Fund and the Portfolio, and their respective affiliates, controlling persons, directors, officers and employees (the “Adviser Indemnified Persons”) for and hold them harmless from any and all losses, claims, damages, liability or expenses, including reasonable attorneys’ fees and expenses, which the Adviser Indemnified Persons may sustain as a result of the Sub-Adviser’s breach of this Agreement or its representations and warranties herein or as a result of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law; provided, however, that the Adviser Indemnified Persons will not be indemnified for any liability or expenses that may be sustained as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder.

(ii)

The Adviser will indemnify the Sub-Adviser, its affiliates, controlling persons, directors, officers and employees (the “Sub-Adviser Indemnified Persons”) for and hold them harmless from any and all losses, claims, damages, liability or expenses, including reasonable attorneys’ fees and expenses, arising from, or in connection with, the Adviser’s breach of this Agreement or its representations and warranties herein or as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law; provided, however, that the Sub-Adviser Indemnified Persons will not be indemnified for any liability or expenses that may be sustained as a result of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder.

(iii)

A Sub-Adviser Indemnified Person will be entitled to advances for payment of the reasonable expenses incurred by it in connection with the matter as to which it is seeking indemnification to the extent that such advances are actually made available to the Adviser under the terms of the Advisory Agreement.

10. Effective Date and Termination. This Agreement will become effective as of the date of its execution, and:

(a)

unless otherwise terminated, this Agreement will continue in effect until [            , 2012], and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the Portfolio, and (ii) by vote of a majority of the Directors of the Fund who are not interested persons of the Fund, the Adviser or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval;

(b)	this Agreement may at any time be terminated on 60 days’ written notice to the Sub-Adviser either by vote of the Board or by vote of a majority of the outstanding voting securities of the Portfolio;

(c)	this Agreement will automatically terminate in the event of its assignment or upon the termination of the Advisory Agreement; and

(d)	this Agreement may be terminated by the Adviser or the Sub-Adviser on 60 days’ written notice to the other party hereto.

Termination of this Agreement pursuant to this Section 10 will be without the payment of any penalty.

11. Amendment. This Agreement may be amended at any time by mutual consent of the Adviser and the Sub-Adviser, provided that, if required by law, such amendment will also have been approved by vote of a majority of the outstanding voting securities of the Portfolio and by vote of a majority of the Directors of the Fund who are not interested persons of the Fund, the Adviser, or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval.

12. Assignment. Neither the Adviser nor the Sub-Adviser may assign this Agreement without the consent of the other party and this Agreement will automatically terminate in the event of an “assignment,” as such term is defined in Section 2(a)(4) of the 1940 Act. The Adviser or Sub-Adviser will notify the other party in writing sufficiently in advance of any proposed change of “control,” as defined in Section 2(a)(9) of the 1940 Act, so as to enable the Fund and/or the Adviser and/or the Sub-Adviser to: (a) consider whether an assignment will occur, (b) consider whether to enter into a new Sub-Advisory Agreement, and (c) prepare, file, and deliver any disclosure document to the Portfolio’s shareholders as may be required by applicable law.

13. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. This Agreement will be construed in accordance with applicable federal law and the laws of the State of Delaware and will be binding upon and will inure to the benefit of the parties hereto and their respective successors (subject to paragraph 10 (c) hereof) and, to the extent provided in paragraph 9 hereof, each Sub-Adviser Indemnified Person and Adviser Indemnified Person. Anything herein to the contrary notwithstanding, this Agreement will not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations. Any provision in this Agreement requiring compliance with any statute or regulation will mean such statute or regulation as amended and in effect from time to time.

14. Regulation S-P. In accordance with Regulation S-P, if non-public personal information regarding any party’s customers or consumers is disclosed to the other party in connection with this Agreement, the other party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement.

15. Confidentiality. Any information or recommendations supplied by either the Adviser or the Sub-Adviser, that are not otherwise in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder, including without limitation portfolio holdings of the Fund, financial information or other information relating to a party to this Agreement, or information or reports provided by the Sub-Adviser to the Adviser or the Board hereunder, are to be regarded as confidential (“Confidential Information”) and held in the strictest confidence. The recipient of Confidential Information shall take all measures practicable to ensure the continued confidentiality of the Confidential Information and shall not disclose it to anyone except to a limited group of the recipient’s employees, directors and certain other agents (the “Representatives”) under the limited terms and conditions set forth in this paragraph. The recipient shall use Confidential Information solely to carry out the purpose of this Agreement. The recipient shall not to attempt to replicate in any way any Confidential Information. The recipient shall permit its Representatives access to the Confidential Information only to the extent necessary to allow them to assist the recipient in carrying out the purpose of this Agreement. The recipient further agrees that prior to granting such Representatives access to the Confidential Information, the recipient shall inform such Representatives of the confidential nature of the Confidential Information and of the terms of this Agreement. The recipient further agrees that it shall be responsible for any breach of this paragraph 15 of this Agreement by any of its Representatives. If the recipient or any of its Representatives is requested to disclose any Confidential Information in connection with any legal or administrative proceeding or investigation or examination, such person or entity shall (i) notify the disclosing party immediately of the request so that the disclosing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement, and (ii) if, in the absence of a protective order, such disclosure is required in the opinion of the recipient’s counsel, such person or entity may disclose only that portion of the Confidential Information which is legally required without liability hereunder.

16. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

SIMPLE ALTERNATIVES, LLC

By:
Name:
Title:

SANDLER CAPITAL MANAGEMENT

By:
Name:
Title:

Appendix A

Sub-Advisory Fees

As full compensation for the services provided and the expenses assumed by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser a fee at the annual rate of 2% of the Sub-Advised Assets’ average daily net assets.

Such compensation will be computed based on net assets on each day and will be payable monthly in arrears.